Rotary Power Generation, Incorporated
Rand Cam™ Technology

April 2, 2003
Attachment (1)

Amendment 1a dated April 2, 2003.

Subject: Power Generation License dated April 22, 2002 and signed May 6, 2002.

The following amendment to Section 111 paragraph (b) is proposed to read as follows:

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111 Licensing Agreement for the Manufacture and Sale of Products

(b) RPGI hereby agrees in good faith to complete a study of the design, analysis, manufacturing costs, risk assessment and market analysis to validate the risk and profitability of the product on or before December 31, 2003.

This amendment 1a dated April 2, 2003 is the only change to the Subject Power Generation License.

REGI U.S., Inc.

By: J Robertson

John Robertson, President

Date 6/5/03

Rotary Power Generation, Inc.

By: Robert D Stoddart

Robert D. Stoddart

Date April 8, 2003

6229 West View Drive, Orange, CA 92869 Tel: (714 639-8412) Fax: (714) 538-1565 e-mail: RstoddRPGI@aol.com

preceding paragraph. Such License shall not allow Reg to sub-license such Study Information without the prior written consent of RPGI.

(f) Both Parties agree that each will require all their respective officers, employees or consultants who have or will be granted access to Proprietary and Study Information to execute mutually acceptable assignments of inventions agreements and mutually acceptable Confidentiality and Non-Circumvention Agreements prior to their being granted access to Proprietary or Study Information.

III Licensing Agreement for the Manufacture and Sale of Products

(a) Reg hereby grants an exclusive worldwide License to RPGI for the Manufacture and Sale of Power Generating Equipment utilizing Rand Cam™ Technology (the "RPGI License).

(b) RPGI hereby agrees in good faith to perform a twelve (12) month duration Study of the design, analysis, manufacturing costs, risk assessment and marketing analysis to validate the risk and profitability of the product.

(c) At the conclusion of the study RPGI has the option of terminating this agreement without penalty, or paying an initial license pay of $100,000.00 U.S. to REG to maintain the RPGI License.

(d) RPGI will pay Reg a six (6) percent royalty on the sales of engines, parts & service and fifty (50) percent of sublicense fees and royalties utilizing Rand Cam™ Technology used in electrical power generating equipment.

(e) Five (5) years from the date of this Agreement the minimum annual royalty and/or sublicensing fees payment shall be $500,000.00 U.S. If Reg does not receive this minimum payment on an annual basis, Reg shall have the right to revoke the RPGI license.

(f) All improvements and extensions made to the Technology by RPGI, other than the Study Information, shall be the property of RPGI. It shall be the responsibility of RPGI to pursue and pay for the costs of protecting such improvements and extensions through patent or copyright claims, however, when RPGI has elected not to pursue formal protection of such improvements and extensions and Reg desires to pursue and provide further protection, such as Patent or Copyright claims, it will first make written demand upon RPGI that it provide such protection. Such written demand shall provide a description of the subject improvement and extensions with sufficient specificity to reasonable allow RPGI to identify and evaluate such improvement and extensions. If RPGI notifies Reg in writing that it does not chose to provide such protection within thirty (30) days of